                                                                      Exhibit 37


                              SIXTH AMENDMENT TO RIGHTS AGREEMENT

          This Sixth Amendment (this "Amendment"), dated as of July 9, 1999, to the Rights Agreement, dated as of October 31, 1995 and amended as of February 16, 1998, September 18, 1998, October 5, 1998, January 9, 1999 and June 6, 1999
(the "Rights Agreement"), between GLOBAL INDUSTRIAL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Rights Agent"); all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

          WHEREAS, on October 20, 1995, the Board of Directors of the Company authorized the issuance of one Right for each share of Common Stock to be issued on the Effective Date of the Merger; and

          WHEREAS, Section 26 of the Rights Agreement provides that as long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights; and

          WHEREAS, the Board of Directors of the Company has deemed it necessary and desirable to amend the Rights Agreement as set forth in this Amendment.

          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

          Section 1.  Addition of New Section.  A new Section 34 shall be added
                      -----------------------
to the Rights Agreement, which shall read as follows:

          Section 34.  Exemption of a Specified Transaction.  Solely for the
          ----------
purposes of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 9, 1999 (hereinafter referred to as the "Merger Agreement"), among the Company, RHI AG, a corporation organized under the laws of Austria ("Parent") and Heat Acquisition Corp., a Delaware corporation ("Purchaser"), (i) neither Parent nor Purchaser, nor any of their Affiliates or Associates, shall become an Acquiring Person as a result of the transactions contemplated by the Merger Agreement being approved or becoming effective and (ii) a Distribution Date shall not occur by reason of the approval or execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.
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If the Merger Agreement is terminated for any reason in accordance with its terms or otherwise, this Section 34 shall cease to be effective as of the date of such termination.

          Section 2.  No Other Effect.  The Rights Agreement shall not otherwise
                      ---------------
be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

          Section 3.  Delaware Contract.  This Amendment shall be deemed to be a
                      -----------------
contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

          Section 4.  Counterparts.  This Amendment may be executed in any
                      ------------
number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                    GLOBAL INDUSTRIAL TECHNOLOGIES, INC.



                    By:     /s/  Jeanette H. Quay
                        -------------------------------------
                        Name:  Jeanette H. Quay
                        Title: Vice President, General Counsel
                               and Secretary


                    THE BANK OF NEW YORK
                    RIGHTS AGENT



                    By:      /s/ James Diminu
                        ---------------------------------
                        Name:  James Diminu
                        Title: Vice President


Attest:  /s/ Steve Myers
       ---------------------------
     Name:  Steve Myers
     Title: Assistant Treasurer